Limited Term Tax-Exempt Bond Fund of America

January 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$32,531
Class B	$26
Class C	$412
Class F1	$1,490
Class F2	$2,038
Total	$36,497
Class R-6	$1,706
Total	$1,706

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2014
Class B	$0.1457
Class C	$0.1420
Class F1	$0.1959
Class F2	$0.2153
Class R-6	$0.2246

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	160,384
Class B	154
Class C	2,703
Class F1	7,396
Class F2	9,456
Total	180,093
Class R-6	7,432
Total	7,432

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$16.05
Class B	$16.05
Class C	$16.05
Class F1	$16.05
Class F2	$16.05
Class R-6	$16.05